Exhibit 10.10

[Letterhead of Potlatch]

PERSONAL & CONFIDENTIAL

July 28, 2008

Mr. Gordon L. Jones

Dear Gordon:

We are pleased to offer you a leadership role at Potlatch Corporation (“Potlatch”) and, subsequent to the anticipated spin-off of Potlatch’s current pulp-based manufacturing facilities (the “Spin-Off”), with the new company formed as a result (“SpinCo”). This letter agreement (the “Agreement”) sets forth important terms and conditions pertaining to your employment and supersedes in its entirety that prior agreement dated July 3, 2008.

1. Term of Agreement: This Agreement shall be effective as of July 1, 2008, and, unless terminated earlier in accordance with its terms, shall remain in effect for three (3) years following the effective date of the Spin-Off.

2. Position: You will be employed with Potlatch prior to the effective date of the Spin-Off in a capacity designed to prepare you to serve as President and Chief Executive Officer of SpinCo. As of the effective date of the Spin-Off, your employment with Potlatch shall cease automatically and you will become an employee of SpinCo, serving as its President and Chief Executive Officer.1 In addition, the Board of Directors of Potlatch shall use its best efforts to secure your election to SpinCo’s Board of Directors.

3. Base Salary: Your initial base salary shall be $625,000 on an annualized basis, payable in accordance with the Company’s regular payroll practices, as established from time to time. During the term of this Agreement, your salary shall be reviewed on at least an annual basis by, and may be increased but not decreased at the discretion of, the appropriate committee of the Board of Directors of the Company (the “Board”). The review of your base salary will occur at the same time as the review for other senior executives of the Company and in no event will the initial review of your salary be greater than twelve (12) months after you commence employment with Potlatch.

[1]

You will not be eligible for any severance payments or benefits as a result of your separation from Potlatch to become employed by SpinCo, and, as of the Spin-Off, SpinCo shall assume all rights and obligations of Potlatch under this Agreement. For purposes of this Agreement, the word “Company” shall mean the employing entity at the time of any relevant action or obligation, which shall be Potlatch prior to the Spin-Off and SpinCo thereafter.

Mr. Gordon L. Jones

July 28, 2008

4. Founder’s Grant: Following the Spin-Off and subject to the approval of the Board of Directors of SpinCo (which will not be withheld unreasonably), you shall be granted an award of restricted stock valued at $500,000 using the method described herein (the “Founder’s Grant”). The number of shares awarded shall be determined using the ten-day average closing price of SpinCo stock on the New York Stock Exchange (“NYSE”) starting on the 31st day following the Spin-Off. Subject to your continued employment in good standing with SpinCo during the vesting period, the restrictions shall lapse on the shares granted in three (3) equal annual installments, each consisting of one-third (1/3) of the number of shares originally awarded, commencing on the first anniversary of the original grant date and concluding on the third anniversary thereof. Subject to the terms specified in this Agreement, the Founder’s Grant shall be made pursuant to SpinCo’s equity incentive plan and shall be governed by the terms of that plan and any applicable grant notice.

5. Annual Incentive Award Opportunity: You will be eligible to participate in the Company’s annual bonus plan for similarly situated executives. Prior to the SpinOff, you will participate in Potlatch’s Management Performance Award Plan (“MPAP”), and your bonus opportunity for 2008 will be prorated based on the number of complete half months for which you are employed during the 2008 plan year.2 Under the current terms of the MPAP, your target annual bonus will be 70% of your base salary and any actual bonus will be calculated based on corporate performance, which can range from 0% to 200% of the target bonus opportunity. The terms of the current MPAP also provide for a potential adjustment based on individual performance, which may be from zero (0) to two (2) times the value of the award as calculated based solely on corporate performance criteria. Subsequent to the Spin-Off, you will participate in SpinCo’s annual bonus plan for similarly situated executives and will no longer participate in the MPAP. Subject to the terms specified in this Agreement, all awards shall be governed by the terms of, and subject to any conditions established by, the applicable plan.

6. Long-Term Incentive Awards: You will be eligible to participate in the Company’s Long-Term Incentive Plan (“LTIP”) beginning in 2009, subject to the terms and conditions of the LTIP and on a basis at least as favorable as generally applicable to the other senior executives of the Company. Under the current LTIP, the target value of your LTIP award is 100% of your base salary.

[2]

In other words, the amount of the prorated award will be determined by multiplying the total award by a fraction, the numerator of which is the number of complete half months during which you have been employed during the plan year and the denominator of which is 24.

Mr. Gordon L. Jones

July 28, 2008

Actual payout of LTIP awards, which may range from zero (0) shares to a maximum of two (2) times the target number of shares, will be based on company performance as measured by the methodology determined by the appropriate committee of the Board and will be paid out in shares of Company stock as soon as practicable following the completion of the applicable performance cycle.3

7. Employee Benefits: You will be eligible to participate in Company’s employee welfare, benefit, and retirement plans and programs, including retirement and supplemental retirement plans, on the same basis as generally applicable to the other senior executives of the Company; provided, however, that the Board will take such action as is necessary to provide you with an additional benefit under the SpinCo Supplemental Retirement Plan which will make up certain benefits which cannot, by law, be paid to you under the SpinCo Salaried Retirement Plan, to include: (i) any benefit that you have accrued under the Retirement Plan but would otherwise forfeit because you were not fully vested in such plan at the time you terminated SpinCo employment; and (ii) any benefit that you would have been entitled to under the Retirement Plan had such plan credited, for benefit accrual purposes, all Potlatch service on a retroactive basis. There will be no applicable pre-existing condition limitation for your medical coverage, which will begin immediately upon your enrollment. Further, you will be eligible for all fringe benefits and perquisites generally available to the other senior executives of the Company on at least as favorable basis as such other senior executives, and you will be reimbursed for reasonable business expenses per Company policy. In addition, the Company will pay, or reimburse you for, the reasonable professional fees and related expenses you incur for legal advice in connection with this Agreement.

8. Stock Ownership Guidelines: In accordance with the stock ownership guidelines for SpinCo, you will be required to acquire shares of SpinCo stock equal in value to three (3) times your base salary within five (5) years of the effective date of the Spin-Off, with 20% of the guideline number of shares being obtained by the first anniversary of the Spin-Off and ownership increasing by an additional 20% of the guideline number of shares each year thereafter until the total guideline is met. To the extent that the ownership requirements are not met in any given year or the guideline number of shares is not maintained, SpinCo will provide 50% of any annual bonus award in shares of SpinCo stock. SpinCo’s stock ownership guidelines, as may be amended from time to time, provide further detail as to the schedule for required ownership and which shares are counted toward the stock ownership requirement.

[3]	The current performance cycle is three (3) years.

Mr. Gordon L. Jones

July 28, 2008

9. Termination of Employment: The following provisions govern in the event your employment is terminated during the term of this Agreement. Termination of your employment for any reason whatsoever shall constitute your resignation from the Board of Directors of the Company and resignation as an officer of the Company, its subsidiaries, and its affiliates. Upon termination for any reason, you shall be paid for all earned but unpaid base salary, any bonus earned under the terms of the governing plan but remaining unpaid for any previously completed performance cycle, and any earned but unused vacation and will be provided any employee benefits earned but not yet provided under the terms of any applicable plan or program (the “Accrued Obligations”). You may be eligible for severance as provided below, but there will be no duplication of benefits and severance provided hereunder is in lieu of any severance pay or benefits for which you might otherwise have been eligible under any plan, program, or practice of the Company. To the extent necessary to avoid duplication of benefits, payments and benefits under this Agreement will be reduced to offset payments or benefits under any other plan, program, or practice. In no event will you be eligible for any of the severance payments or benefits described below unless and until you return, without revocation, an executed release of claims in a form satisfactory to the Company (the “Release”).

(a) Termination by the Company Without Cause or Your Resignation For Good Reason Prior to a Change in Control: If, during the term of this Agreement and prior to a Change in Control, your employment is involuntarily terminated by the Company without Cause (and for reasons other than your death or Disability) or you resign for Good Reason, all as defined below, you shall be eligible for the following severance benefits upon execution, without revocation, of the Release:

(i) a prorated bonus under the applicable annual bonus plan for the year in which your separation occurs, which will be paid at the same time payments are made to other participants and calculated by taking the product of (x) your annual bonus that would have been payable with respect to the fiscal year in which the Date of Termination occurs (determined in accordance with the terms of the governing plan based on actual corporate performance and provided that such annual bonus shall not be adjusted downward for individual performance) and (y) a fraction, the numerator of which is the number of days in the fiscal year through the Date of Termination and the denominator of which is 365;

(ii) forty-eight (48) payments each in the amount, before applicable deductions and withholding, equal to 1/24th of your base salary and target bonus as in effect as of the Date of Termination, which payments shall be made on a semimonthly basis in accordance with the Company’s usual payroll practices for twenty-four (24) months following the Date of Termination; provided, however, that to the extent required to comply with, or to avoid the payment of

Mr. Gordon L. Jones

July 28, 2008

penalties under, Section 409A of the Code, as determined by the Company’s outside counsel, such payments shall not begin until six months following your “separation of service” and the sum of the delayed payments shall be paid in a single sum after six months, with semi-monthly payments commencing thereafter;

(iii) for two years after your Date of Termination, the Company shall continue benefits to you and/or your eligible dependents at least equal to those which would have been provided to them in accordance with the Company’s health plans if your employment had not been terminated or, if more favorable to you, as in effect generally at any time thereafter with respect to other senior executives of the Company and their eligible dependents;4 provided, however, that if you become re-employed with another employer and are eligible to receive medical benefits under another employer-provided plan, the health benefit coverage described herein shall cease and, to the extent required to comply with, or to avoid the payment of penalties under, Section 409A of the Code, as determined by the Company’s outside counsel, you will pay the entire cost of such benefits for the first six months after the Date of Termination and the Company will reimburse you for the Company’s share of such costs on the six-month anniversary of your “separation from service” as defined in Section 409A of the Code;

(iv) all of your vested but unexercised options to acquire Company common stock as of the Date of Termination shall remain exercisable through the earlier of (A) the original expiration date of the Option, or (B) a date which is three months following the Date of Termination; and

(v) all restrictions on any shares granted pursuant to the Founder’s Grant shall lapse as of the Date of Termination.

To the extent required to comply with, or to avoid the payment of penalties under, Section 409A, as determined by the Company’s outside counsel, one or more payments under this section 9(a) shall be delayed to the six month anniversary of the date of your “separation from service,” within the meaning of Section 409A of the Code.

[4]

Notwithstanding anything in this Agreement to the contrary, if, under applicable law, the continued group health plan coverage provided for herein is not feasible, you will be paid the cash equivalent of the cost of such coverage, plus an amount to cover any taxes you incur as a result of such payments. Your eligibility to purchase continued health insurance coverage under COBRA shall run concurrently with the period for which the Company is providing coverage under this subsection.

Mr. Gordon L. Jones

July 28, 2008

(b) Termination by the Company Without Cause or Your Resignation for Good Reason Following a Change in Control: If, during the term of this Agreement, and in connection with and within twenty-four (24) months of a Change in Control occurring during the term of this Agreement, your employment is involuntarily terminated by the Company without Cause (and for reasons other than your death or Disability, as defined below) or you resign for Good Reason, all as defined below, you shall be eligible for the following severance benefits upon execution, without revocation, of the Release:

(i) a prorated bonus under the applicable annual bonus plan for the year in which your separation occurs, which will be paid at the same time payments are made to other participants and calculated by taking the product of (x) your annual bonus that would have been payable with respect to the fiscal year in which the Date of Termination occurs (determined in accordance with the terms of the governing plan based on actual corporate performance and provided that such annual bonus shall not be adjusted downward for individual performance) and (y) a fraction, the numerator of which is the number of days in the fiscal year through the Date of Termination and the denominator of which is 365;

(ii) a lump sum payment in the amount equal, before applicable taxes and deductions, to three (3) times the sum of your base salary and target bonus in effect as of the Date of Termination, which payment shall be made as soon as practicable following your return, without revocation of the executed Release, but no later than 45 days following your separation from employment; provided, however, that to the extent required to comply with, or to avoid the payment of penalties under, Section 409A of the Code, as determined by the Company’s outside counsel, such payment shall not be made until six months following your “separation of service;”

(iii) for three years after your Date of Termination, the Company shall continue benefits to you and/or your eligible dependents at least equal to those which would have been provided to them in accordance with the Company’s health plans if your employment had not been terminated or, if more favorable to you, as in effect generally at any time thereafter with respect to other senior executives of the Company and their eligible dependents;5 provided, however, that if you become re-employed with another employer and are eligible to receive health benefits under another employer-provided plan, the health benefits described herein shall cease and, to the extent required to comply with, or to avoid the payment of penalties under, Section 409A, as determined by the Company’s outside counsel, you will pay the entire cost of such benefits for the first six months after the Date of Termination and the Company will reimburse you for the Company’s share of such costs on the six-month anniversary of your “separation from service” as defined in Section 409A of the Code;

[5]

Notwithstanding anything in this Agreement to the contrary, if, under applicable law, the continued group health plan coverage provided for herein is not feasible, you will be paid the cash equivalent of the cost of such coverage, plus an amount to cover any taxes you incur as a result of such payments. Your eligibility to purchase continued health insurance coverage under COBRA shall run concurrently with the period for which the Company is providing coverage under this subsection.

Mr. Gordon L. Jones

July 28, 2008

(iv) any options to acquire Company common stock granted to you at least six (6) months prior to the effective date of the Change in Control shall become immediately vested and exercisable as of the Date of Termination;

(v) all of your vested but unexercised options to acquire Company common stock as of the Date of Termination shall remain exercisable through the earlier of (A) the original expiration date of the Option, or (B) one (1) year after the Date of Termination;

(vi) all restrictions on restricted stock awards, including the Founder’s Grant, shall lapse; and

(vii) a pro-rata portion of performance share awards, based on the number of full months of employment completed in the performance cycle as of the Date of Termination and actual results for the performance period, paid out at the time payments are made to other participants.

To the extent required to comply with, or to avoid the payment of penalties under, Section 409A, as determined by the Company’s outside counsel, one or more payments under this Section 9(b) shall be delayed to the six month anniversary of the date of your “separation from service,” within the meaning of Section 409A of the Code.

(c) Termination by the Company For Cause or Your Resignation Without Good Reason: If, during the term of this Agreement, your employment is involuntarily terminated by the Company for Cause or you resign without Good Reason (and not as a result of death or Disability), this Agreement shall terminate without further obligations to you, other than payment of the Accrued Obligations.

(d) Termination Due to Death or Disability.

(i) Your employment shall terminate automatically upon your death during the term of this Agreement. Further, if the Company determines in good faith that you have a Disability (as defined below) during the term of this Agreement, the Company may give you written notice of its intention to terminate your employment. In such event, your employment with the Company shall terminate effective on the 30th day after receipt of such written notice by you (the “Disability Effective Date”), provided that, within the 30 days after such receipt, you shall not have returned to full-time performance of your duties. For purposes of this Agreement, “Disability” shall have the meaning set

Mr. Gordon L. Jones

July 28, 2008

forth in Code section 409A(a)(2)(C). If no such statutory definition is in effect, “Disability” shall mean your inability, as determined by the Board, to perform the essential functions of your regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted {or can reasonably be expected to last) for a period of six consecutive months.

(ii) If your employment is terminated by reason of your death or Disability during the term of this Agreement, this Agreement shall terminate without further obligations to you or your estate, beneficiaries or legal representatives under this Agreement, other than for payment of the Accrued Obligations and a prorated bonus under the applicable annual bonus plan for the year in which your separation occurs, which will be paid at the same time payments are made to other participants and calculated by taking the product of (x) your annual bonus that would have been payable with respect to the fiscal year in which the Date of Termination occurs (determined at the end of such year based on actual performance results through the end of such year and provided that such annual bonus shall not be adjusted downward for individual performance) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365. Further, all restrictions on the shares granted pursuant to the Founder’s Grant shall lapse as of the Date of Termination in the event of termination of your employment by reason of your death or Disability during the term of this Agreement.

(e) Notice of Termination. Any termination by the Company for Cause, or by you for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated and (iii) specifies the termination date. The failure by you or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of you or the Company, respectively, hereunder or preclude you or the Company, respectively, from asserting such fact or circumstance in enforcing your or the Company’s rights hereunder.

(f) Date of Termination: “Date of Termination” means (i) if your employment is terminated by the Company for Cause, or by you for Good Reason, the date of receipt of the Notice of Termination or a date within 30 days after receipt of the Notice of Termination, as specified in such notice, (ii) if your employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies you of such

Mr. Gordon L. Jones

July 28, 2008

termination or a date within 60 days after receipt of the Notice of Termination, as specified in such notice, (iii) if your employment is terminated by reason of death or Disability, the Date of Termination shall be the date of your death of or the Disability Effective Date, as the case may be, and (iv) if your employment is terminated by you without Good Reason, the Date of Termination shall be no fewer than 60 days following the Company’s receipt of the Notice of Termination.

(g) Definition of Cause: For purposes of this Agreement, “Cause” shall mean:

(i) the engaging by you in unfair competition with the Company or any a subsidiary;

(ii) your inducement of any customer of the Company or a subsidiary to breach any contract with the Company or such subsidiary;

(iii) your unauthorized disclosure of any of the secrets or confidential information of the Company or a subsidiary;

(iv) commission of an act of embezzlement, fraud or theft with respect to the property of the Company or a subsidiary;

(v) conduct on your part which is not in good faith and which directly results in material loss, damage or injury to the business, reputation or employees of the Company or a subsidiary; or

(vi) your conviction of or entering of a plea of nolo contendere to a felony.

Your separation from employment shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of the Company (excluding you, if you are a member of the Board), finding that, in the good faith opinion of such Board, you are guilty of the conduct described above, and specifying the particulars thereof in detail. Such finding shall be effective to terminate your employment for Cause only if you were provided reasonable notice of the proposed action and were given an opportunity, together with counsel, to be heard by the Board.

(h) Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without your consent:

(i) the Company’s assignment to you of any duties inconsistent in any material respect with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect

Mr. Gordon L. Jones

July 28, 2008

on the date you commence employment or, following the Spin-Off, your role as President and Chief Executive Officer of SpinCo, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities or as a result of which you no longer have a position substantially equivalent to your position on the date you commence employment or, following the Spin-Off, your role as President and Chief Executive Officer of SpinCo, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you;

(ii) a 10% or greater reduction by the Company, other than in connection with an across-the-board reduction applicable to other senior executives of the Company, in your base salary and/or target bonus, and/or target long-term incentive opportunity, all as in effect during your first year of employment with the Company or as the same may be increased from time to time;

(iii) a requirement by Potlatch that you be based at any office or location other than in Spokane and its immediate suburbs or, following the Spin-Off, the headquarters of SpinCo;6

(iv) the material breach by the Company of any provision of this Agreement; or

(v) failure of the SpinCo Board to approve the Founder’s Grant within sixty (60) days after the Spin-Off or, in lieu thereof, to provide substantially equivalent compensation in another form.

Good Reason shall not include death or Disability; provided that your mental or physical incapacity following the occurrence of an event described in clauses (i) -(v) above shall not affect your ability to terminate for Good Reason. You shall not be deemed to have resigned for Good Reason unless you have provided a Notice of Termination, as prescribed below, to the Company stating your intent to resign within ninety (90) days of the occurrence of any claimed event of Good Reason and the Company fails to cure any claimed event of Good Reason within 30 days of such notice from you. The Board’s good faith determination of cure with respect to clause (i) or (iv) above shall be binding, and the Company shall notify you of the timely cure of any claimed event of Good Reason and the manner in which such cure was effected, and any Notice of Termination delivered by you based on such claimed Good Reason shall be deemed withdrawn and shall not be effective to terminate the Agreement.

[6]	It is expected that you will have significant input into the decisions regarding the location of SpinCo’s headquarters.

Mr. Gordon L. Jones

July 28, 2008

(j) Definition of Change in Control: For the purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events other than the Spin-Off:

(i) Consummation of a reorganization, merger or consolidation involving the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of Common Stock (the “Outstanding Common Stock”) and the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company either directly or through one or more subsidiaries), (B) no Person (as defined in paragraph 9(j)(iii), below) (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such other corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership is based on the beneficial ownership, directly or indirectly, of Outstanding Common Stock or Outstanding Voting Securities immediately prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(ii) The date that individuals who, as of the effective date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date this Agreement becomes effective whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors, an actual or threatened solicitation of proxies or consents or any other actual or threatened action by, or on behalf of any Person other than the Board; or

Mr. Gordon L. Jones

July 28, 2008

(iii) Acquisition after the effective date of this Agreement by any individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then Outstanding Common Stock or (B) the combined voting power of the Outstanding Voting Securities; provided, however, that the following acquisitions shall not be deemed to be covered by this Section 6(c): (x) any acquisition of any acquisition of Outstanding Common Stock or Outstanding Voting Securities by the Company, (y) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or (z) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph 9(j)(i), above; or

(iv) Upon the consummation of the sale of all or substantially all of the assets of the Company or approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(k) Failure of Spin-Off to Occur Prior to July 1, 2009: Notwithstanding anything in this Agreement to the contrary, if the Spin-Off does not become effective on or before July 1, 2009 and you and Potlatch fail to reach a mutually agreeable arrangement to continue your employment, your employment with Potlatch will cease effective July 1, 2009, and, in lieu of any other severance, you will, upon execution, without revocation, of the Release, be eligible for a lump sum cash payment equivalent, before taxes and deductions, to the sum of (x) your annual bonus payout, at target, for the year in which your separation occurs and (y) the cash value of your 2009 LTIP grant at target (which is 100% of your annual base salary). You will not be eligible for any additional payments under this Agreement except for payment of any Accrued Obligations, and you will not be eligible for severance under any other plan, program, or practice of the Company. To the extent required to comply with, or to avoid the payment of penalties under, Section 409A, as determined by the Company’s outside counsel, payment under this Section 9(k) shall be delayed to the six month anniversary of the date of Executive’s “separation from service,” within the meaning of Section 409A of the Code.

10. Certain Additional Payments by the Company:

(a) Notwithstanding anything in this Agreement to the contrary and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to you or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement

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July 28, 2008

or otherwise, but determined without regard to any additional payments required under this section) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this paragraph 10(a), if it shall be determined that you are entitled to a Gross-Up Payment, but that the Payments would not exceed the safe harbor amount of 2.99 times your “base amount,” as defined in Code section 280G(b)(3), by $100,000 or more, then no Gross-Up Payment shall be made to you and the Payments, in the aggregate, shall be reduced to an amount such that the receipt of Payments would not give rise to any Excise Tax. In that event, you shall direct which Payments are to be modified or reduced (the “Reduced Amount”).

(b) Subject to the provisions of paragraph 10(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such certified public accounting firm reasonably acceptable to the Company as may be designated by you (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and you within 15 business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, you shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this section, shall be paid by the Company to you within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies hereunder and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to you or for your benefit.

Mr. Gordon L. Jones

July 28, 2008

(c) You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this section, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs you to pay such claim and sue for a refund, the Company shall advance the

Mr. Gordon L. Jones

July 28, 2008

amount of such payment to you, on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after your receipt of an amount advanced by the Company pursuant to this section, you become entitled to receive any refund with respect to such claim, you shall (subject to the Company’s complying with the requirements of this section) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after your receipt of an amount advanced by the Company pursuant to this section, a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

11. Relocation Assistance and Temporary Living Expenses: If the Spin-Off occurs prior to or on July 1, 2009, you will be eligible for relocation benefits under the policy available to other SpinCo employees, including policy provisions governing gross-up of applicable expenses. Further, commencing on July 1, 2008 and through the earlier of the SpinOff or July 1, 2009, you will be eligible for reimbursement or Company payment, at the Company’s election, of reasonable temporary living expenses and return trips home in accordance with Company’s policy, including provisions governing gross-up of applicable expenses. Arrangements for an executive apartment, leased and paid for by the Company, will be made prior to the date you commence employment.

12. Covenants: You acknowledge and agree to comply with the Company’s standard Inventions, Trade Secrets and Confidentiality Agreement, as the same may be amended from time to time. You also acknowledge and agree that you will have access to confidential and proprietary information of the Company and third parties in the course of performing your responsibilities for the Company and that such access is necessary to your ability to perform those responsibilities. You agree not to make any unauthorized use or disclosure of confidential or proprietary information and, in consideration of access to

Mr. Gordon L. Jones

July 28, 2008

confidential and proprietary information and the compensation and benefits being paid by the Company to you hereunder, you further agree that, during (a) the time you are employed and (b) a period of two (2) years following your separation from employment with the Company for any reason, you will not, without the prior written consent of the Company, directly or indirectly:

(a) engage in, whether as an owner, consultant, employee, or otherwise, activities competitive with that of Potlatch or SpinCo in any state where Potlatch or SpinCo do business; or

(b) solicit for employment, offer, or cause to be offered employment, either on a full time, part-time or consulting basis, to any person who was employed by the Company or its affiliates on the date your employment terminated and with whom you had regular contact with during the course of your employment by the Company.

You agree that the foregoing restrictions are reasonable, will not preclude you from finding gainful employment, and are necessary to protect the goodwill, confidential information, and other protectable business interests of the Company. You further agree that the Company would suffer irreparable harm should you violate these restrictions and agree that injunctive relief, in addition to any other damages or relief available to the Company, is appropriate and necessary to protect the Company’s interests.

13. Representation and Warranties: You represent and warrant that you are not a party to, or otherwise subject to, any covenant not to compete, or other agreement that would restrict or limit your ability to perform your responsibilities under this Agreement, with any person or entity and that your performance of your obligations under this Agreement will not violate the terms and conditions of any contract or obligation, written or oral, between you and any other person or entity.

14. Assignment and Successors: This Agreement is personal to you and, without the prior written consent of the Company, shall not be assignable by you. This Agreement shall inure to the benefit of and be enforceable by the Company and its successors and assigns.

15. Withholding: The Company may withhold from any payment that is required to be made under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state, or local law and all payments hereunder shall be subject to applicable deductions.

16. Controlling Law: Except where otherwise provided for herein, this Agreement shall be governed in all respects by the laws of the State of Washington, excluding any conflict-of-law rule that might refer the construction of the Agreement to the laws of another state or country.

Mr. Gordon L. Jones

July 28, 2008

17. Notices: Any notices under this Agreement that are required to be given to the Company shall be addressed to the Corporate Secretary of the Company, and any notices required to be given to you shall be sent to your address as shown in the Company’s records, which you are responsible for keeping up-to-date.

18. Separability and Construction: If any provision of this Agreement is determined to be invalid, unenforceable, or unlawful by a court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect, and the provisions that are determined to be invalid, unenforceable, or unlawful will either be limited or reformed so that they will remain in effect to the fullest extent allowed by law.

19. Waiver of Breach: Except as otherwise specifically provided for herein, no failure by any party to give notice of any breach of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver or relinquishment of that party’s rights, and no waiver or relinquishment of rights by any party at any one or more times will be deemed to be a waiver or relinquishment of such right or power at any other time or times.

20. Entire Agreement/Modification in Writing: This Agreement together with the plan documents, grant notices, and governing policies of the Company (as amended from time to time) constitute the entire understanding relating to the matters addressed herein and supersede any other prior agreement, whether written or oral. No addition to, or modification of, this Agreement shall be effective unless in writing and signed by both you and an authorized representative of the Company.

21. Construction: Each party and his or its counsel have reviewed this Agreement and have been provided the opportunity to revise this Agreement, and, accordingly, the normal rule of construction providing for any ambiguities to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole and according to its fair meaning, not strictly for or against either party. Nothing in this Agreement is intended to or constitutes a guarantee of employment for a fixed or specific term, and the Company reserves the right to adopt, amend, discontinue, or otherwise alter its compensation, benefit, and human resources practices, policies, and programs at its discretion.

Mr. Gordon L. Jones

July 28, 2008

Gordon, I hope this Agreement provides you with the level of security and incentive that will allow you to contribute substantially to the success of the Company, Please sign below and return an executed original to me to indicate your acceptance of these terms. Again, we are pleased to have you become a member of the team.

Sincerely,

/s/ Michael J. Covey
Michael J. Covey

cc:	Jane Crane

I, Gordon L. Jones, have read, understand, accept and agree to the terms of the letter/agreement from Michael J. Covey dated July__, 2008.

/s/ Gordon L. Jones
Gordon L. Jones

7/29/2008
Date

October 9, 2008

VIA EMAIL

Gordon L. Jones

Re:	Acknowledgment

Dear Gordon:

Reference is made to the attached employment agreement dated July 28, 2008. Potlatch Forest Products Corporation, a Delaware corporation to be renamed Clearwater Paper Corporation, hereby acknowledges and agrees to assume the obligations under the employment agreement effective as of the date that the spin-off transaction referred to therein is consummated.

Sincerely,

Potlatch Forest Products Corporation, A Delaware corporation
(to be renamed Clearwater Paper Corporation)

By:	/s/ Jane Crane
Jane Crane, Vice President Human Resource

Potlatch Forest Products Corporation

601 West First Avenue • Suite 1600 • Spokane, WA 99201	WWW.POTLATCHCORP.COM